EXHIBIT 99.1

IMMEDIATE RELEASE	NEWS
November 3, 2009	Nasdaq-EVOL

Evolving Systems Reports 2009 Third Quarter and Nine-Month Financial Results

Net income:

•                  Up 124% from Q3 2008 to $1.3 million — $0.13 EPS

•                  Up 202% nine months YTD to $3.4 million — $0.34 EPS

•                  Most profitable Q3 and first nine months since 2003

Non-GAAP net income:

•                  Up 56% from Q3 2008 to $1.7 million — $0.16 EPS

•                  Up 65% nine months YTD to $4.4 million — $0.44 EPS

Revenue:

•                  Up 10% from Q3 2008 to $9.9 million

•                  330% increase in new products revenue from Q3 2008, 180% YTD

•                  100% increase in emerging markets revenue from Q3 2008, 52% YTD

Bookings highlights:

•                  New products account for 56% of YTD license fees and services bookings

•                  Emerging markets account for 74% of YTD license fees and services orders

License and services backlog up 44% to $9.3 million year over year

ENGLEWOOD, Colorado – Evolving Systems, Inc. (Nasdaq-EVOL), a leading provider of software solutions and services to the wireless, wireline and cable markets, today reported solid growth in revenue, net income and new orders for its third quarter and nine month period ended September 30, 2009.

“Based on higher revenue and a stable expense base, we achieved our most profitable third quarter and nine-month period since 2003,” said CEO Thad Dupper.  “We have reported 13 consecutive quarters of positive operating income and six straight quarters of GAAP net income.  We have also begun reporting non-GAAP net income, which came in at $1.7 million, or $0.16 per diluted share, in the third quarter, and $4.4 million, or $0.44 per diluted share, through nine months.

“The growth and profitability we have achieved over the past two years is significant in light of prevailing economic conditions,” Dupper added.  “We are intensely focused on providing our customers with cost-effective, cutting edge solutions and excellent customer service.  As a result, we have a growing and highly loyal customer base, which includes many of the largest communications carriers in the world.  Additionally, we have successfully introduced new products and opened new markets.  Dynamic SIM

Allocation™ (DSA) and international NumeriTrack® (iNT) – our latest new product offerings – accounted for 36% of license and services orders in the third quarter and 56% year-to-date.  We achieved a 330% increase in new product revenue in the third quarter and 180% growth year to date.  Likewise, we are successfully executing on our strategy to win new customers in emerging markets, where we achieved 100% revenue growth in the third quarter and 52% growth through nine months compared to the same periods in 2008.”

Third Quarter Results

Third quarter net income grew 124% to $1.3 million, or $0.14 per basic and $0.13 per diluted share, from $593,000, or $0.06 per basic and diluted share, in the third quarter last year.  It was the Company’s sixth consecutive profitable quarter and the most profitable third quarter since 2003.  Non-GAAP net income grew by 56% to $1.7 million, or $0.16 per diluted share, from $1.1 million, or $0.11 per diluted share, in the third quarter of 2008.  Non-GAAP adjusted EBITDA for the third quarter was $2.2 million, up 39% from $1.6 million in the same quarter last year.

Revenue increased 10% in the third quarter to $9.9 million from $9.0 million in the same quarter last year.  Adjusted for the change in foreign currency exchange rates, third quarter revenue increased 14%.  The increase in revenue was attributable to growing demand for the Company’s new products, DSA and iNT, as well as growth from emerging markets.  License fees and services revenue increased in the third quarter to $5.8 million from $4.5 million, more than offsetting a decline in customer support revenue to $4.1 million from $4.5 million.  Third quarter revenue mix included $6.4 million in Service Activation, $3.1 million in Numbering Solutions and $0.4 million in Mediation.

Total costs of revenue and operating expenses increased slightly in the third quarter to $8.3 million from $8.2 million in 2008, reflecting the positive effects of foreign exchange transactions.  Adjusted for currency changes, total expenses were up approximately 9%.  The Company had higher product development costs in the period related to its new DSA product as well as to new releases of legacy solutions.  General and administrative expense also increased due to higher professional fees and compensation costs related to revenue and profitability growth.

Income from operations grew 95% in the third quarter to $1.6 million from $834,000 in the same quarter last year. It was the Company’s 13th straight quarter of positive operating income.

Nine-Month Results

The Company reported a 202% increase in net income to $3.4 million, or $0.35 per basic and $0.34 per diluted share, through the first nine months of 2009 as compared with net income of $1.1 million, or $0.12 per basic and $0.11 per diluted share, in the same period a year ago.  Non-GAAP net income increased to $4.4 million, or $0.44 per diluted share, from $2.7 million, or $0.27 per diluted share, in the first nine months of

2008.  Non-GAAP adjusted EBITDA for the nine-month period was $6.5 million, a 44% increase over $4.5 million in the same period last year.

Revenue through nine months increased 2% to $28.4 million from $27.8 million in the same period a year ago.  On a constant currency basis, however, revenue increased 10% based on growing demand for new products.  License fees and services revenue increased 8% to $15.9 million from $14.7 million, more than offsetting a 5% decline in customer support revenue to $12.4 million from $13.1 million.  Revenue mix included $17.0 million in Activation, $9.8 million in Numbering Solutions and $1.6 million in Mediation.

Total costs of revenue and operating expenses through nine months declined by 8% to $23.6 million from $25.7 million in the first nine months of 2008 due primarily to the effects of foreign currency exchange transactions.  Adjusted for currency changes, total expenses were up approximately 4%.

Operating income through the first nine months of 2009 grew 134% to $4.8 million from $2.1 million in the same period of 2008.

Bookings and Backlog Highlights

The Company booked $7.4 million in new orders in the third quarter, up 27% over bookings of $5.8 million in the comparable quarter last year.  Third quarter bookings included $5.5 million in license fees and services and $1.9 million in customer support, representing a 27% increase in each category year over year.  Bookings by product category in the third quarter included $5.9 million in Activation, $1.3 million in Numbering Solutions, and $0.2 million in Mediation.

New orders for the first nine months of 2009 increased to $24.2 million from $22.4 million in the same period last year.  License fees and services orders increased 8% year-over-year to $16.2 million — the Company’s strongest nine-month performance in this category as a global business.  Customer support orders also increased 8% to $7.9 million.  By product category, nine-month bookings included $16.9 million in Activation, $6.3 million in Numbering Solutions and $1.0 million in Mediation.

The Company sustained sales momentum for both its DSA and iNT solutions in the third quarter and year to date periods.  These new products combined for 36% of license fees and services bookings in the third quarter and 56% of license fees and services bookings through nine months.  Emerging markets customers accounted for 62% of license fees and services orders in the third quarter and 74% through the first nine months of 2009.

The Company defines bookings as new, non-cancelable orders expected to be recognized as revenue during the following 12 months.

Backlog at September 30, 2009, was $16.8 million, up 23% over $13.6 million at the same time last year.  The license fees and services backlog grew 44% year-over-year to $9.3 million from $6.4 million while the customer service backlog increased 4% to $7.5 million from $7.2 million.

Balance Sheet Highlights

The Company continued to strengthen its balance sheet in the third quarter.  The cash and cash equivalents balance at September 30, 2009, was $5.2 million, up from $5.0 million in the second quarter, and the working capital balance was $4.0 million.  The Company generated $2.2 million in cash from operations through nine months as compared with $3.6 million in the same period a year ago.  The decrease was due to accelerated interest payments on its subordinated debt and expected longer collection cycles in emerging markets.

Conference Call

The Company will conduct a conference call and webcast today at 2:45 p.m. Mountain Time.  The call-in numbers for the conference call are 1-888-267-6301 for domestic toll free and 719-457-2656 for international callers.  The conference ID is 4954362.  A telephone replay will be available through November 10, 2009, and can be accessed by calling 1-888-203-1112 or 1-719-457-0820, passcode 4954362.  To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com.  A replay of the Webcast will be accessible at that website through November 10, 2009.

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP).  In addition, the Company is providing in this news release non-GAAP financial information in the form of net income, diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transaction.)  Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance.  Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies.  Adjusted EBITDA relates to a covenant contained in the Company’s loan agreements and therefore can be useful for lenders as an indicator of earnings available to service debt.  Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems

Evolving Systems, Inc. is a provider of software and services to more than 70 network operators in over 40 countries worldwide.  Its portfolio includes market-leading products for Service Activation, Service Verification, Dynamic SIM Allocation, Number Portability, Number Inventory and Mediation solutions.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United Kingdom, Germany, India and Malaysia.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the Company’s growth and future profitability, future business, revenue and expense projections, the Company’s continued ability to post quarterly or annual results that are similar to those described in this press release and the impact of new products and accounts on the Company’s business are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations. For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 11, 2009, as well as subsequently filed Forms 10-Q, 8-K and press releases.

Investor Relations	Press Relations

Jay Pfeiffer Pfeiffer High Investor Relations, Inc. 303.393.7044 jay@pfeifferhigh.com	Sarah Hurp Marketing Manager Evolving Systems +44 1225 478060 sarah.hurp@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenue:
License fees and services	$5,836	$4,539	$15,940	$14,713
Customer support	4,077	4,490	12,445	13,088
Total revenue	9,913	9,029	28,385	27,801
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,984	1,977	5,726	6,103
Costs of customer support, excluding depreciation and amortization	1,452	1,581	4,286	4,706
Sales and marketing	2,032	2,004	5,861	6,385
General and administrative	1,546	1,281	4,378	3,942
Product development	919	792	2,300	2,810
Depreciation	160	189	474	671
Amortization	194	371	548	1,130
Total costs of revenue and operating expenses	8,287	8,195	23,573	25,747
Income from operations	1,626	834	4,812	2,054
Other income (expense):
Interest income	1	29	24	146
Interest expense	(145)	(278)	(563)	(897)
Loss on extinguishment of debt	—	—	—	(290)
Foreign currency exchange gain (loss)	226	130	(436)	272
Other income (expense), net	82	(119)	(975)	(769)
Income before income taxes	1,708	715	3,837	1,285
Income tax expense	380	122	438	161
Net income	$1,328	$593	$3,399	$1,124
Basic income per common share	$0.14	$0.06	$0.35	$0.12
Diluted income per common share	$0.13	$0.06	$0.34	$0.11
Weighted average basic shares outstanding	9,797	9,693	9,780	9,687
Weighted average diluted shares outstanding	10,249	9,873	10,024	9,904

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2009	2008

ASSETS
Current Assets:
Cash and cash equivalents	$5,153	$5,783
Contract receivables, net	8,266	11,484
Unbilled work-in-progress	2,195	1,910
Prepaid and other current assets	1,599	1,309
Total current assets	17,213	20,486
Property and equipment, net	1,264	1,277
Amortizable intangible assets, net	2,042	2,374
Goodwill	22,288	20,811
Long-term restricted cash	50	100
Other long-term assets	130	363
Total assets	$42,987	$45,411
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$857	$2,021
Accounts payable and accrued liabilities	4,885	5,218
Unearned revenue	7,431	11,445
Total current liabilities	13,173	18,684
Long-term liabilities:
Long-term debt and other obligations	3,351	6,344
Deferred foreign income taxes	330	441
Total liabilities	16,854	25,469
Stockholders’ equity:
Common stock	10	10
Additional paid-in capital	82,684	81,824
Accumulated other comprehensive loss	(3,338)	(5,270)
Accumulated deficit	(53,223)	(56,622)
Total stockholders’ equity	26,133	19,942
Total liabilities and stockholders’ equity	$42,987	$45,411

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
Non-GAAP net income and income per share data

GAAP net income	$1,328	$593	$3,399	$1,124
Amortization of intangible assets	194	371	548	1,130
Stock-based compensation expense	223	189	649	645
Income tax adjustment for non-GAAP*	(67)	(74)	(191)	(231)
Non-GAAP net income	$1,678	$1,079	$4,405	$2,668
Diluted net income per share
GAAP	$0.13	$0.06	$0.34	$0.11
Non-GAAP	$0.16	$0.11	$0.44	$0.27
Shares used to compute diluted EPS	10,249	9,873	10,024	9,904

*The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that the Company would accrue if it used non-GAAP results instead of GAAP results in the calculation of its tax liability, taking into account in which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
Adjusted EBITDA

Net income	$1,328	$593	$3,399	$1,124
Depreciation	160	189	474	671
Amortization	194	371	548	1,130
Stock-based compensation expense	223	189	649	645
Interest expense and other (benefit), net	(82)	119	975	769
Income tax expense	380	122	438	161
Adjusted EBITDA	$2,203	$1,583	$6,483	$4,500